For additional information, contact:

James R. Wolford
Chief Financial Officer
Pacific Office Properties Trust, Inc.
10188 Telesis Court, Ste 222
San Diego, CA 92121
(858) 678-8500

PACIFIC OFFICE PROPERTIES ANNOUNCES
THIRD QUARTER 2010 FINANCIAL RESULTS

San Diego, California – November 5, 2010 – Pacific Office Properties Trust, Inc. (NYSE Amex: PCE), a West Coast office REIT, today announced its financial results for the quarter ended September 30, 2010.  The Company also announced financial and portfolio highlights.

Financial Highlights

•
Entered into two purchase agreements for the GRE portfolio, a portfolio of 12 office properties consisting of 31 buildings containing approximately 1.95 million rentable square feet, located primarily in southern California. The aggregate purchase price for the portfolio is approximately $305.9 million.

•	Sold 596,611 shares of our Senior Common Stock for net proceeds of $5.4 million for the quarter ended September 30, 2010.

•
On September 20, 2010, the Board of Directors of the Company declared a cash dividend of $0.05 per share on our Listed Common Stock for the third quarter 2010, which was paid on October 15, 2010 to stockholders of record on September 30, 2010.

•	Substantially all mortgage debt is fixed rate and 78.2% of our consolidated debt does not mature until 2016.

Portfolio Highlights

•
Leasing activity resulted in the total portfolio being 84.0% leased at September 30, 2010 compared to 83.8% at June 30, 2010.  Our tenant retention ratio was 82% for our consolidated properties for the 12 months ended September 30, 2010.

•	Approximately 145,212 square feet of new and renewal leases signed during the three months ended September 30, 2010.

•	80.0% of our consolidated revenues for the three months ended September 30, 2010 derived from Honolulu.

•
As of September 30, 2010, the Company’s property portfolio, including the interests in our joint venture properties, included 24 office properties consisting of 45 office buildings totaling approximately 4.7 million leasable square feet.

Three Month Financial and Operating Results

The Company reported Funds from Operations attributable to common stockholders (FFO) for the quarter ended September 30, 2010 of $(2.2) million, or $(0.12) per share, compared to $0.9 million, or $0.05 per diluted share, for the quarter ended September 30, 2009.

During the quarter ended September 30, 2010, the Company incurred acquisition costs related to the contemplated acquisition of the GRE portfolio of $0.6 million.  In addition, the Company recorded default interest and penalties related to the Company’s Pacific Business News Building and City Square mezzanine loans of approximately $0.7 million and $1.6 million, respectively.  FFO excluding these non-recurring items for the quarter ended September 30, 2010 was $0.7 million, or $0.04 per diluted share.

The Company reported Adjusted Funds from Operations attributable to common stockholders (AFFO) for the quarter ended September 30, 2010 of $0.8 million, or $0.05 per diluted share, compared to $1.2 million, or $0.07 per diluted share, for the quarter ended September 30, 2009.

The Company also reported a GAAP net loss attributable to common stockholders for the quarter ended September 30, 2010 of $1.8 million, or $0.46 per basic and diluted share, which includes the Company’s portion of depreciation and amortization expense of $1.2 million. This compares to a GAAP net loss attributable to common stockholders for the quarter ended September 30, 2009 of $1.2 million, or $0.40 per basic and diluted share, which includes the Company’s portion of depreciation and amortization expense of $1.4 million.

Nine Month Financial and Operating Results

The Company reported FFO for the nine months ended September 30, 2010 of $(0.1) million, or $0.00 per share, compared to $3.3 million, or $0.19 per diluted share, for the nine months ended September 30, 2009.

During the nine months ended September 30, 2010, the Company incurred acquisition costs related to the contemplated acquisition of the GRE portfolio of $0.6 million.  In addition, the Company recorded default interest and penalties related to the Company’s Pacific Business News Building and City Square mezzanine loans of approximately $0.8 million and $1.6 million, respectively.  FFO excluding these non-recurring items for the nine months ended September 30, 2010 was $3.0 million, or $0.16 per diluted share.

The Company reported AFFO for the nine months ended September 30, 2010 of $3.3 million, or $0.18 per diluted share, compared to $3.9 million, or $0.23 per diluted share, for the nine months ended September 30, 2009.

The Company also reported a GAAP net loss attributable to common stockholders for the nine months ended September 30, 2010 of $4.1 million, or $1.06 net loss per basic and diluted share, which includes the Company’s portion of depreciation and amortization expense of $3.7 million. This compares to a GAAP net loss attributable to common stockholders for the nine months ended September 30, 2009 of $3.4 million, or $1.12 net loss per basic and diluted share, which includes the Company’s portion of depreciation and amortization expense of $4.4 million.

Supplemental Information

Supplemental financial information for the Company’s quarterly financial results may be accessed on the Company’s website under the Investor Relations section at www.pacificofficeproperties.com.

About Pacific Office Properties Trust, Inc.

Pacific Office Properties Trust, Inc. (www.pacificofficeproperties.com) is a real estate investment trust that owns, acquires and operates primarily institutional-quality office properties principally in selected long-term growth markets in California and Hawaii.

Our investment strategy is to acquire those types of office buildings often described as “core” investment properties which, generally, due to their location, building quality and tenant base, produce a predictable and growing income stream, and “value-added” investment properties which generally offer upside potential through improvement upgrades, repositioning, aggressive leasing and intensive management.  We access potential acquisitions through a broad network that The Shidler Group has developed over the past 30 years, including lenders, brokers, developers and owners.

Certain Information About Forward-Looking Statements

Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “pipeline,” “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “assumes,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking: identification of office properties to acquire and completing acquisitions on terms favorable to us; our ability to source off-market deal flow in the future; our ability to manage our growth effectively; operation of acquired properties; adverse economic or real estate conditions or developments in the office real estate sector and/or in the markets in which we acquire properties; our projected operating results; decreased rental rates or increased vacancy rates; defaults on, early terminations of or non-renewal of leases by tenants; tenant bankruptcies; our ability to sell our interests in properties on a timely basis and on favorable terms; our joint ventures; declining real estate valuations and impairment charges; insurance coverage; our ability to comply with the laws, rules and regulations applicable to us; impact of changes in governmental regulations, tax law and rates, and similar matters; the impact of litigation; market trends in our industry, interest rates, real estate values, the capital markets and the general economy; our understanding of our competition; our ability to obtain financing arrangements or refinance existing debt; future debt service obligations; our expected leverage; increased interest rates and operating costs; availability, terms and deployment of capital; our ability to maintain our qualification as a REIT for U.S. federal income tax purposes; changes in our business and investment strategy; and those additional factors described under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our subsequent Quarterly Reports on Form 10-Q.

While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause our future results to differ materially from any forward-looking statements, reference should be made to our filings with the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

Pacific Office Properties Trust, Inc.
Consolidated Balance Sheets
(unaudited and in thousands, except share and per share data)

	September 30, 2010	December 31, 2009
ASSETS
Investments in real estate, net	$378,274	$382,950
Cash and cash equivalents	7,355	2,354
Restricted cash	7,232	7,348
Rents and other receivables, net	7,441	6,471
Intangible assets, net	28,943	33,228
Acquired above-market leases, net	403	612
Other assets, net	13,213	5,055
Goodwill	62,019	62,019
Investments in unconsolidated joint ventures	9,444	10,911
Total assets	$514,324	$510,948

LIABILITIES AND EQUITY
Mortgage and other loans, net	$419,720	$406,439
Unsecured notes payable to related parties	21,104	21,104
Accounts payable and other liabilities	30,601	22,000
Acquired below-market leases, net	8,420	10,124
Total liabilities	479,845	459,667

Commitments and contingencies

Equity:
Preferred Stock, $0.0001 par value, 100,000,000 shares authorized, one share of Proportionate
Voting Preferred Stock issued and outstanding at September 30, 2010 and December 31, 2009	-	-
Senior Common Stock, $0.0001 par value (liquidation preference $10 per share, $6,633 and $0, respectively)
40,000,000 shares authorized, 663,394 shares issued and outstanding at September 30, 2010;
0 shares authorized, issued and outstanding at December 31, 2009	5,905	-
Listed Common Stock, $0.0001 par value, 599,999,900 shares authorized, 3,903,050 shares issued and outstanding at
September 30, 2010; 239,999,900 shares authorized, 3,850,420 shares issued and outstanding at December 31, 2009	185	185
Class B Common Stock, $0.0001 par value, 100 shares authorized, issued and outstanding at September 30, 2010
and December 31, 2009	-	-
Additional paid-in capital	-	-
Cumulative deficit	(137,336)	(132,511)
Total stockholders' equity (deficit)	(131,246)	(132,326)
Non-controlling interests:
Preferred unitholders in the Operating Partnership	127,268	127,268
Common unitholders in the Operating Partnership	38,457	56,339
Total equity	34,479	51,281
Total liabilities and equity	$514,324	$510,948

Pacific Office Properties Trust, Inc
Consolidated Statements of Operations
(unaudited and in thousands, except share and per share data)

	For the three months ended September 30,
	2010	2009

Revenue:
Rental	$10,876	$10,486
Tenant reimbursements	5,324	5,163
Parking	2,025	2,012
Other	91	83
Total revenue	18,316	17,744

Expenses:
Rental property operating	10,168	9,781
General and administrative	687	351
Depreciation and amortization	5,649	6,913
Interest	9,133	6,823
Loss on extinguishment of debt	-	171
Acquisition costs	630	-
Total expenses	26,267	24,039

Loss before equity in net earnings of unconsolidated
joint ventures and non-operating income	(7,951)	(6,295)
Equity in net earnings of unconsolidated
joint ventures	140	189
Non-operating income	-	2
Net loss	(7,811)	(6,104)

Net (income) loss attributable to non-controlling interests:
Preferred unitholders in the Operating Partnership	(568)	(571)
Common unitholders in the Operating Partnership	6,617	5,434
	6,049	4,863
Dividends on Senior Common Stock	(49)	-
Net loss attributable to common stockholders	$(1,811)	$(1,241)

Net loss per common share - basic and diluted	$(0.46)	$(0.40)

Weighted average number of common shares
outstanding - basic and diluted	3,903,150	3,112,888

Pacific Office Properties Trust, Inc
Consolidated Statements of Operations
(unaudited and in thousands, except share and per share data)

	For the nine months ended September 30,
	2010	2009

Revenue:
Rental	$31,621	$31,999
Tenant reimbursements	16,742	16,184
Parking	6,093	6,080
Other	267	270
Total revenue	54,723	54,533

Expenses:
Rental property operating	29,885	29,356
General and administrative	2,091	1,997
Depreciation and amortization	17,178	20,470
Interest	22,580	20,348
Loss on extinguishment of debt	-	171
Acquisition costs	630	-
Total expenses	72,364	72,342

Loss before equity in net earnings of unconsolidated
joint ventures and non-operating income	(17,641)	(17,809)
Equity in net earnings of unconsolidated
joint ventures	184	406
Non-operating income	-	6
Net loss	(17,457)	(17,397)

Net (income) loss attributable to non-controlling interests:
Preferred unitholders in the Operating Partnership	(1,704)	(1,696)
Common unitholders in the Operating Partnership	15,113	15,680
	13,409	13,984
Dividends on Senior Common Stock	(53)	-
Net loss attributable to common stockholders	$(4,101)	$(3,413)

Net loss per common share - basic and diluted	$(1.06)	$(1.12)

Weighted average number of common shares
outstanding - basic and diluted	3,869,991	3,059,678

Pacific Office Properties Trust, Inc.
Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)
(unaudited and in thousands, except share and per share data)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2010	2009	2010	2009
Reconciliation of net loss to FFO (1):
Net loss attributable to common stockholders	$(1,811)	$(1,241)	$(4,101)	$(3,413)
Add:
Depreciation and amortization of real estate assets	5,649	6,913	17,178	20,470
Depreciation and amortization of real estate assets -
unconsolidated joint ventures	607	621	1,949	1,897
Less:
Distributions to preferred unitholders	(568)	(568)	(1,704)	(1,696)
Net loss attributable to non-controlling interests	(6,049)	(4,863)	(13,409)	(13,984)
FFO attributable to common stockholders	$(2,172)	$862	$(87)	$3,274

Reconciliation of FFO to FFO, excluding non-recurring items:
FFO	$(2,172)	$862	$(87)	$3,274
Add:
Acquisition costs	$630	$-	$630	$-
Default interest and late penalties accrued
on non-recourse loans in default	2,289	-	2,433	-
FFO, excluding non-recurring items	$747	$862	$2,976	$3,274

Reconciliation of FFO to AFFO (2):
FFO attributable to common stockholders	$(2,172)	$862	$(87)	$3,274
Acquisition costs	630	-	630	-
Default interest and late penalties accrued
on non-recourse loans in default	2,289	-	2,433	-
Amortization of interest rate contracts, loan premiums
and prepaid financings	330	368	1,026	1,214
Non-cash compensation expense	50	50	150	139
Interest expense deferred on unsecured notes payable	432	453	1,261	1,333
Amortization of acquired above- and below-market leases	(492)	(651)	(1,578)	(2,037)
Straight-line rent adjustments, net	93	281	403	592
Recurring capital expenditures, tenant improvements
and leasing commissions	(327)	(193)	(987)	(606)
AFFO attributable to common stockholders	$833	$1,170	$3,251	$3,909

FFO per share - diluted	$(0.12)	$0.05	$(0.00)	$0.19
FFO, excluding non-recurring items - diluted	$0.04	$0.05	$0.16	$0.19
AFFO per share - diluted	$0.05	$0.07	$0.18	$0.23

Weighted average number of common shares and common
share equivalents outstanding - diluted (3)	18,077,425	17,412,155	18,127,136	17,358,945

Explanation of Notations

(1)
FFO is a widely recognized measure of REIT performance. The National Association of Real Estate Investment Trusts, or NAREIT, has provided a recommendation on how REITs should define FFO. NAREIT suggests that FFO be defined as net income (loss) attributable to stockholders (as computed in accordance with GAAP), excluding gains (or losses) from dispositions of property, extraordinary items, real estate-related depreciation and amortization (including capitalized leasing expenses, tenant allowances or improvements and excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with NAREIT guidelines. Management uses FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization, gains (or losses) from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, captures trends in occupancy, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other equity REITs’ FFO. As a result, FFO should be considered only as a supplement to net income (loss) as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

(2)
AFFO is a non-GAAP financial measure we believe is a useful supplemental measure of our performance.  We compute AFFO by adding straight-line rent adjustments (straight-line ground rent expense minus straight-line rent revenue) the amortization of interest rate contracts, loan premium and prepaid financing costs, non-cash compensation expense, and interest expense deferred on unsecured notes and then subtracting from FFO the recurring capital expenditures, tenant improvements and leasing commissions.  AFFO is not intended to represent cash flow for the period, and it only provides an additional perspective on our ability to fund cash needs and make distributions to shareholders by adjusting the effect of the non-cash items included in FFO, as well as recurring capital expenditures and leasing costs.  We believe that net income or loss is the most directly comparable GAAP financial measure to AFFO.  We also believe that AFFO provides useful information to the investment community about the Company’s financial position as compared to other REITs since AFFO is a widely reported measure used by other REITs.  However, other REITs may use different methodologies for calculating AFFO and, accordingly, our AFFO may not be comparable to other REITs.

(3)	The weighted average number of common shares and common share equivalents outstanding – diluted includes common unit limited partnership interests in our Operating Partnership.

Our outstanding preferred unit interests in our Operating Partnership are convertible into common unit limited partnership interests in our Operating Partnership, but no earlier than the date an underwritten public equity offering of our common stock in an amount equal to or greater than $75 million is consummated, which is a contingent event as of September 30, 2010. These common unit interests will become exchangeable for shares of our Listed Common Stock one year after such conversion. Our outstanding preferred unit interests at September 30, 2010 represent 32,597,528 common share equivalents, on an as-if converted basis, and any impact related to these outstanding limited preferred interests have not been included in our calculation of diluted earnings per share or FFO per share, including our calculation of the weighted average number of common and common equivalent shares outstanding, in accordance with GAAP.

Our Senior Common Stock may be exchanged, at the option of the holder, for shares of our Listed Common Stock after the fifth anniversary of the issuance of such shares of Senior Common Stock.  The exchange ratio to be calculated using a value for our Listed Common Stock based on the average of the trailing 30-day closing price of the Listed Common Stock on the date the shares are submitted for exchange, but in no event less than $1.00 per share, and a value of Senior Common Stock of $10.00 per share.  Based on a 30-day average Listed Common Stock share price of $4.82 for the month ended September 30, 2010, the exchange ratio as of September 30, 2010, on an as-if converted basis was 2.07. The weighted average number of Senior Common shares outstanding for the three months ended September 30, 2010 was 275,483, resulting in 571,147 of potentially dilutive common share equivalents outstanding for the three months ended September 30, 2010. The weighted average number of Senior Common shares outstanding for the nine months ended September 30, 2010 was 99,309, resulting in 205,893 of potentially dilutive common share equivalents outstanding for the nine months ended September 30, 2010.

Assuming the full conversion of our outstanding preferred unit interests and our Senior Common Stock at September 30, 2010 and 2009, our FFO per share, on a fully diluted basis, would have been $(0.03) and $0.03, and our AFFO per share, on a fully diluted basis, would have been $0.03 and $0.03, for the three months then ended, respectively.  Assuming the full conversion of our outstanding preferred unit interests and our Senior Common Stock at September 30, 2010 and 2009, our FFO per share, on a fully diluted basis, would have been $0.03 and $0.10, and our AFFO per share, on a fully diluted basis, would have been $0.10 and $0.11, for the nine months then ended, respectively.  Assuming the full conversion of our outstanding preferred unit interests and our Senior Common Stock at September 30, 2010, our FFO excluding non-recurring items would have been $0.03 and $0.09 for the three and nine months ended September 30, 2010, respectively.
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